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                                                                     EXHIBIT 3.5

                            LOCKE LIDDELL & SAPP LLP
                             ATTORNEYS & COUNSELORS

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100 CONGRESS AVENUE                                                                    (512) 305-4700
Suite 300                                                                         Fax: (512) 305-4800
Austin, Texas 78701-4042     AUSTIN - DALLAS - HOUSTON - NEW ORLEANS             www.lockeliddell.com

                                                                        Direct Number: (512) 305-4716
                                                                      email: cashmos@lockeliddell.com
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                               September 27, 2004


Claymore Securities, Inc.
2455 Corporate West Drive
Lisle, Illinois 60532


The Bank of New York
101 Barclay Street
New York, New York 10286

     Re:  Claymore Securities Defined Portfolios, Series 188
          I/Q Claymore Texas Municipal Portfolio (10-15 years), Series 1

Gentlemen:

     We have served as special Texas tax counsel with respect to Claymore Securities Defined Portfolios, Series 188 (the "FUND") in connection with the issuance of Units of fractional undivided interest in the I/Q Claymore Texas Municipal Portfolio (10-15 years), Series 1 (the "TEXAS TRUST"), under the Reference Trust Agreement, dated the date hereof between Claymore Securities, as Depositor, and Bank of New York, as Trustee, of Units of fractional undivided interest (the "UNITS"), as evidenced by book entry positions or certificates, if requested by the purchaser of Units, in the Texas Trust of said Fund.

     In this connection, we have examined the Registration Statement, the form of Prospectus proposed to be filed with the Securities and Exchange Commission, the Reference Trust Agreement and such other instruments and documents we have deemed pertinent.

     Based upon the foregoing, and upon an investigation of such matters of law as we consider to be applicable, we are of the opinion that, under existing Texas law:

     (1) Neither the State of Texas (the "State") or any political subdivision of the State currently imposes an income tax on individuals. Therefore, no portion of any distribution received by an individual Unitholder of the Texas Trust in respect of his Units, including any distribution of the proceeds of insurance in respect to such Units, is subject to income taxation by the State or any political subdivision of the State;

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     (2)  Except in the case of certain transportation businesses, savings associations and insurance companies, no Unit of the Texas Trust is taxable under any property tax levied in the State;

     (3) The "inheritance tax" of the State, imposed upon certain transfers of property of a deceased resident individual Unitholder, may be measured in part upon the value of Units of the Texas Trust included in the estate of such Unitholder; and

     (4) With respect to any Unitholder which is subject to the State corporate franchise tax, Units in the Texas Trust held by such Unitholder, and distributions received thereon, will be taken into account in computing the "taxable capital" of the Unitholder allocated to the State, one of the bases by which such franchise tax is currently measured.

     Each Unitholder that is a transportation business, savings association, or insurance company should consult its own tax advisor with respect to State taxation issues.

     Corporations subject to the State franchise tax should be aware that the State corporate franchise tax law may subject to taxation all or a portion of any gains realized by such corporate Unitholder upon the sale, exchange or other disposition of a Unit. Each corporation which is subject to the State franchise tax and which is considering a purchase of the Units should consult its tax advisor regarding the effect of these provisions of Texas franchise tax law.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (File No. 333-118161) relating to the Units referred to above and to the use of our name and to the reference to our firm in said Registration Statement and in the related Prospectus.

                                   Very truly yours,


                                   /S/ LOCKE, LIDDELL & SAPP LLP